                                                                    EXHIBIT 99.1

INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
St. Joseph Capital Corporation
Mishawaka, Indiana


We have audited the accompanying consolidated balance sheet of St. Joseph Capital Corporation and Subsidiary as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flow for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Joseph Capital Corporation and Subsidiary at December 31, 2002 and the consolidated results of their operations and their cash flow for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/ Plante & Moran, PLLC
                                                 Plante & Moran, PLLC

January 27, 2003
Kalamazoo, Michigan

                           CONSOLIDATED BALANCE SHEET
                      (000S OMITTED, EXCEPT PER SHARE DATA)


                                                                     December 31
                                                                 --------     --------
                                                                   2002         2001
                                                                 --------     --------
ASSETS
Cash and due from banks                                          $ 20,468     $ 19,532
Interest-earning deposits in other financial institutions             469          489
                                                                 --------     --------
     Total cash and cash equivalents                               20,937       20,021
Securities available-for-sale (Note 2)                             38,580       45,172
Federal Home Loan Bank (FHLB) stock, at cost                        2,154        1,629
Loans, net (Note 3)                                               189,094      144,688
Accrued interest receivable                                         1,031        1,038
Premises and equipment, net (Note 4)                                1,304        1,286
Other assets (Note 9)                                                 740          970
                                                                 --------     --------
         Total assets                                            $253,840     $214,804
                                                                 ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest-bearing                                     $ 29,976     $ 29,843
         Interest-bearing (Note 5)                                147,698      123,465
                                                                 --------     --------
              Total deposits                                      177,674      153,308
     Securities sold under agreements to repurchase (Note 6)       10,280       10,509
     Federal Home Loan Bank advances (Note 7)                      43,070       30,570
     Accrued interest payable                                         252          158
     Other liabilities                                                423          244
                                                                 --------     --------
         Total liabilities                                        231,699      194,789

Shareholders' equity (Note 8 and 12)
     Preferred stock, $.01 par value, 100,000 shares
       authorized; -0- shares issued and outstanding                   --           --
     Common stock, $.01 par value, 2,500,000 shares
       authorized; 1,679,105 and 1,678,112 shares issued
       and outstanding in 2002 and 2001                                17           17
     Additional paid-in capital                                    18,342       18,331
     Retained earnings                                              3,210        1,527
     Accumulated other comprehensive income (Note 1)                  572          140
                                                                 --------     --------
         Total shareholders' equity                                22,141       20,015
                                                                 --------     --------
              Total liabilities and shareholders' equity         $253,840     $214,804
                                                                 ========     ========

          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME
                      (000S OMITTED, EXCEPT PER SHARE DATA)


                                                              Years Ended December 31
                                                        ----------------------------------
                                                          2002         2001         2000
                                                        --------     --------     --------
Interest income
     Loans, including fees                              $ 10,231     $ 10,499     $  9,254
     Securities available for sale - taxable               1,415        1,220        1,510
     Securities available for sale - tax exempt              250          181           34
     FHLB stock                                              110          117           57
     Federal funds sold                                       55          255          212
     Other interest earning assets                           103          142            5
                                                        --------     --------     --------
         Total interest income                            12,164       12,414       11,072

Interest expense
     Deposits                                              2,932        4,612        5,169
     Federal funds purchased                                  31           25           42
     Securities sold under agreements to repurchase          101          222          311
     FHLB advances                                         1,848        1,741          768
                                                        --------     --------     --------
         Total interest expense                            4,912        6,600        6,290
                                                        --------     --------     --------

NET INTEREST INCOME                                        7,252        5,814        4,782

Provision for loan losses (Note 3)                           716          422          582
                                                        --------     --------     --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        6,536        5,392        4,200

Noninterest income
     Service charges on deposit accounts                     342          260          150
     Gain (loss) on sales and calls of securities
       available-for-sale, net                               402          320          (20)
     Other income                                            122           88           75
                                                        --------     --------     --------
         Total noninterest income                            866          668          205

Noninterest expense
     Salaries and employee benefits (Note 8)               3,089        2,520        1,935
     Occupancy and equipment                                 411          490          398
     Professional fees                                       193          203          120
     Data Processing                                         135          266          198
     Other expense                                           918          588          519
                                                        --------     --------     --------
         Total noninterest expense                         4,746        4,067        3,170
                                                        --------     --------     --------

INCOME BEFORE INCOME TAXES                                 2,656        1,993        1,235

Income tax expense (Note 9)                                  973          718          213
                                                        --------     --------     --------
NET INCOME                                              $  1,683     $  1,275     $  1,022
                                                        ========     ========     ========
Basic income per common share                           $   1.00     $    .76     $    .61
                                                        ========     ========     ========
Diluted income per common share                         $    .98     $    .75     $    .60
                                                        ========     ========     ========


          See accompanying notes to consolidated financial statements.

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      (000S OMITTED EXCEPT PER SHARE DATA)


                                                                                        Accumulated
                                                                           Retained         Other
                                                              Additional    Earnings    Comprehensive                 Total
                                                   Common      Paid-In   (Accumulated  Income (Loss),   Treasury    Shareholders'
                                                    Stock      Capital     Deficit)      Net of Tax      Stock        Equity
                                                  --------    ---------- ------------  --------------   --------    --------------
BALANCE AT JANUARY 1, 2000                        $     17     $ 18,302     $   (770)     $   (750)     $     --      $ 16,799

Comprehensive income
   Net income                                           --           --        1,022            --            --         1,022
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects $(7)                            --           --           --           740            --           740
                                                                                                                      --------
          Total comprehensive income                                                                                     1,762
                                                  --------     --------     --------      --------      --------      --------
BALANCE AT DECEMBER 31, 2000                            17       18,302          252           (10)           --        18,561

Comprehensive income
   Net income                                           --           --        1,275            --            --         1,275
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects of $100                         --           --           --           150            --           150
                                                                                                                      --------
          Total comprehensive income                                                                                     1,425

Purchase of 16,723 shares of treasury stock             --           --           --            --          (222)         (222)
Sale of 16,723 shares of treasury stock                 --           --           --            --           222           222
Proceeds from issuance of 3,000 shares of
  common stock upon exercise of stock options           --           29           --            --            --            29
                                                  --------     --------     --------      --------      --------      --------

BALANCE AT DECEMBER 31, 2001                            17       18,331        1,527           140            --        20,015

Comprehensive income
   Net income                                           --           --        1,683            --            --         1,683
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects of $287                         --           --           --           432            --           432
                                                                                                                      --------
       Total comprehensive income                                                                                        2,115
Proceeds from issuance of 993 shares of
  common stock upon exercise of stock options           --           11           --            --            --            11
                                                  --------     --------     --------      --------      --------      --------
BALANCE AT DECEMBER 31, 2002                      $     17     $ 18,342     $  3,210      $    572      $     --      $ 22,141
                                                  ========     ========     ========      ========      ========      ========


          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENT OF CASH FLOW
                                 (000S OMITTED)



                                                                         Years Ended December 31
                                                                  ------------------------------------
                                                                    2002          2001          2000
                                                                  --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $  1,683      $  1,275      $  1,022
     Adjustments to reconcile net income
       to net cash from operating activities
         Depreciation                                                  194           282           265
         Provision for loan losses                                     716           422           582
         Net amortization on securities
           available for sale                                          183           113            77
         Deferred income taxes                                          94          (263)         (214)
         (Gain) loss on sales and calls of
           securities available-for-sale, net                         (402)         (320)           20
         Net change in
              Accrued interest receivable                                7            74          (113)
              Other assets                                            (151)         (195)         (307)
              Accrued interest payable                                  94           (80)           49
              Other liabilities                                        179            58           120
                                                                  --------      --------      --------
                    Net cash provided by operating activities        2,597         1,366         1,501

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of securities available-for-sale                     (23,176)      (49,719)       (2,449)
     Proceeds from sales of securities
       available-for-sale                                           14,956        19,177         7,929
     Proceeds from maturities and calls of securities
       available-for-sale                                           15,750         9,000         1,660
     Purchase of FHLB stock                                           (525)         (250)         (990)
     Net change in loans receivable                                (45,122)      (15,270)      (45,369)
     Purchase of premises and equipment, net                          (212)         (156)         (213)
                                                                  --------      --------      --------
         Net cash used in investing activities                     (38,329)      (37,218)      (39,432)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                         24,366        30,876        24,190
     Net change in securities sold under agreements
       to repurchase                                                  (229)        2,425           (52)
     Proceeds from FHLB advances                                    15,000         5,000        25,570
     Repayment of FHLB advances                                     (2,500)       (2,000)       (5,500)
     Purchase of treasury stock                                         --          (222)           --
     Proceeds from sales of treasury stock                              --           222            --
     Proceeds from issuance of common stock, net                        11            29            --
                                                                  --------      --------      --------
         Net cash provided by financing activities                  36,648        36,330        44,208
                                                                  --------      --------      --------

Net increase in cash and cash equivalents                              916           478         6,277

Cash and cash equivalents at beginning of year                      20,021        19,543        13,266
                                                                  --------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 20,937      $ 20,021      $ 19,543
                                                                  ========      ========      ========

Supplemental disclosures of cash flow information
         Interest paid                                            $  4,818      $  6,680      $  6,241
         Income taxes paid                                           1,103         1,047           730






          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of St. Joseph Capital Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following describes the significant accounting and reporting policies, which are employed in the preparation of the financial statements.

BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of St. Joseph Capital Corporation, a bank holding company located in Mishawaka, Indiana, (the Corporation) and its wholly-owned subsidiary, St. Joseph Capital Bank (the Bank). All significant intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES - The accounting and reporting policies of the Corporation and its subsidiary conform to generally accepted accounting principles in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets and investment securities.

NATURE OF OPERATIONS - The Corporation is engaged in the business of commercial and retail banking. The Bank offers a variety of deposit products, including checking accounts, savings accounts, and time deposits. The Bank conducts lending activities in the residential and commercial mortgage markets, in the general commercial market and in the consumer installment marketplace. Substantially all loans are secured by business or personal assets. These financial services and products are delivered throughout northern Indiana.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Corporation's activities are with customers located within Indiana. Note 2 discusses the types of securities the Corporation invests in. Note 3 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

To satisfy legal cash reserve and clearing balance requirements, noninterest-bearing balances are required to be maintained as deposits with the Federal Reserve or as cash on hand. The total required cash reserve and clearing balance requirements were $3,469,000 and $2,138,000 for the years ended December 31, 2002 and 2001, respectively.

SECURITIES - Debt securities are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses, net of related deferred income taxes, excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. There were no foreclosed real estate properties held at December 31, 2002 or 2001.

PREMISES AND EQUIPMENT - Land and land improvements are carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets.

PROFIT SHARING PLAN - The Corporation maintains a 401(k) profit sharing plan covering substantially all employees. See Note 8 for details concerning the plan.

INCOME TAXES - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES - Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2002, the Bank's retained earnings available for the payment of dividends totaled $3,626,000.

EARNINGS PER SHARE - Earnings per share are based on the weighted average number of shares outstanding during each period (retroactively adjusted to consider the impact of the stock splits). Diluted income per common share shows the dilutive effect of stock options, where applicable. Weighted average shares reconciliation is as follows:


                                                    Year Ended December 31
                                               2002          2001          2000
                                               -----         -----         -----
                                                   (in thousands of shares)
Basic                                          1,679         1,675         1,675
Effect of stock options                           45            14            17
                                               -----         -----         -----
Diluted                                        1,724         1,689         1,692
                                               =====         =====         =====

Outstanding stock options for 229,875, 113,530 and 95,660 shares of common stock at December 31, 2002, 2001 and 2000, were not considered in computing diluted income per common share for 2002, 2001 and 200 because they were not dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

STOCK COMPENSATION - The Corporation has a stock-based employee compensation plan, which is described more fully in Note 8. The Corporation accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Corporation has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. (See Note 8.)

ADOPTION OF FAS 123 AS AMENDED BY FAS 148 - Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148 (SFAS 148), issued December 2002, will change the Company's accounting for stock options. Generally, SFAS 123 provides for the voluntary accounting of employee stock options granted using the fair value based method. SFAS 123 allows companies to recognize as an expense the fair value of employee stock options granted during the year. The Corporation will implement SFAS 123 as amended by SFAS 148 effective January 1, 2003 using the modified prospective method of reporting. Upon adoption, the Corporation expects an increase in salaries and benefits expense relating to the issuance of the stock options (Note 8) totaling approximately $65,000 for 2003.

RECLASSIFICATIONS - Certain amounts appearing in the prior year's financial statements have been reclassified to conform to the current year's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 2 - SECURITIES

The amortized cost and estimated fair market values of investments in available-for-sale securities are as follows at December 31, 2002 and 2001 (000s omitted):


                                                    Gross      Gross    Estimated
                                       Amortized  Unrealized Unrealized   Market
                                         Cost       Gains      Losses     Value
                                       ---------  ---------- ---------- ---------
2002
     U.S. treasury notes                $26,074    $   566    $  --      $26,640
     Obligations of states and
       political subdivisions             6,248        344       --        6,592
     Corporate bonds                        480       --           11        469
     Mortgage backed securities           4,780         58       --        4,838
     Marketable equity securities            45       --            4         41
                                        -------    -------    -------    -------

                                        $37,627    $   968    $    15    $38,580
                                        =======    =======    =======    =======



                                                    Gross      Gross    Estimated
                                       Amortized  Unrealized Unrealized   Market
                                         Cost       Gains      Losses     Value
                                       ---------  ---------- ---------- ---------
2001
U.S. treasury notes                     $29,026    $   327    $  --      $29,353
Obligations of states and
  political subdivisions                  4,996       --           16      4,980
Corporate bonds                           5,201       --           66      5,135
Mortgage backed securities                5,670         17         26      5,661
Marketable equity securities                 45       --            2         43
                                        -------    -------    -------    -------

                                        $44,938    $   344    $   110    $45,172
                                        =======    =======    =======    =======

The amortized cost and estimated market values of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted).


                                                          Amortized       Fair
                                                           Cost           Value
                                                          ---------      -------
Due in one year or less                                    $10,008       $10,119
Due after one year through five years                       19,295        19,887
Due after five years through ten years                       3,271         3,472
Due after ten years                                            228           223
Mortgage backed securities                                   4,780         4,838
Marketable equity securities                                    45            41
                                                           -------       -------
                Total                                      $37,627       $38,580
                                                           =======       =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 2 - SECURITIES (Continued)

Activities related to gross gains and losses on sales and calls of securities available for sale are summarized as follows (000s omitted):



                                                  2002        2001         2000
                                                  -----       -----       -----
Gross gains on sales and calls                    $ 416       $ 341       $  --
Gross losses on sales and calls                     (14)        (21)        (20)

Securities with a carrying value of approximately $30,700,000 were pledged at December 31, 2002 to secure borrowings from the Federal Home Loan Bank and repurchase agreements.

NOTE 3 - LOANS

Major categories of loans in the portfolio are as follows at December 31, 2002 and 2001 (000s omitted):


                                                        2002             2001
                                                      ---------       ---------
Commercial                                            $  46,683       $  41,293
Commercial and multi-family mortgages                    64,290          47,031
Residential mortgages                                    62,214          40,508
Residential construction                                  2,460           2,075
Commercial construction                                  11,307           8,629
Consumer                                                  5,130           7,426
                                                      ---------       ---------
     Total                                              192,084         146,962
Less allowance for loan losses                           (2,990)         (2,274)
                                                      ---------       ---------
     Total                                            $ 189,094       $ 144,688
                                                      =========       =========

Certain directors and executive officers of the Corporation, including their associates, were loan customers of the subsidiary bank during 2002 and 2001. Management believes such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balances for these individuals at December 31, 2002 and 2001 amounted to approximately $8,499,000 and $6,944,000, respectively. During 2002, $4,217,000 of new loans were made and repayments totaled approximately $2,662,000. The total unused commitments related to these loans were approximately $1,450,000 at December 31, 2002.

An analysis of the allowance for loan losses follows (000s omitted):


                                                   2002        2001        2000
                                                  ------      ------      ------
Balance, beginning of year                        $2,274      $1,852      $1,270
Provision for loan losses                            716         422         582
Loans charged off                                   --          --          --
Recoveries of loans charged off                     --          --          --
                                                  ------      ------      ------

Balance, end of year                              $2,990      $2,274      $1,852
                                                  ======      ======      ======

At December 31, 2002, 2001, and 2000, no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired as of or for the years ended December 31, 2002, 2001, and 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 4 - BANK PREMISES AND EQUIPMENT

Major classifications of bank premises and equipment are summarized as follows at December 31, 2002 and 2001 (000s omitted):


                                                         2002            2001
                                                        -------         -------
Land and improvements                                   $   308         $   308
Building and building improvements                          851             831
Furniture and equipment                                   1,441           1,302
In Process                                                   51            --
                                                        -------         -------
             Total                                        2,651           2,441
Less accumulated depreciation                            (1,347)         (1,155)
                                                        -------         -------
              Total                                     $ 1,304         $ 1,286
                                                        =======         =======

NOTE 5 - DEPOSITS

The following is a summary of interest-bearing deposits at December 31, 2002 and 2001 (000s omitted):


                                                            2002          2001
                                                          --------      --------
NOW accounts                                              $ 66,261      $ 46,743
Savings                                                     41,745        38,727
Certificates of deposit
      $100,000 and over                                     27,791        29,921
      Under $100,000                                        11,901         8,074
                                                          --------      --------

            Total interest-bearing deposits               $147,698      $123,465
                                                          ========      ========

The remaining maturities of certificates of deposit are as follows at December 31, 2002 (000s omitted):


                                CDs over            CDs under
                                $100,000            $100,000
                                --------            --------
2003                            $23,752             $10,281
2004                                277                 477
2005                              2,000                  64
2006                                454                 321
2007                              1,308                 758
Thereafter                          --                  --
                                -------             -------

Total                           $27,791             $11,901
                                =======             =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase consist of obligations of the Corporation to other parties. These arrangements are all short-term retail repurchase agreements and are secured by securities available-for-sale. Such collateral is held by safekeeping agents of the Corporation, and the Corporation maintains control over such securities. The securities are summarized for 2002 and 2001 as follows (000s omitted):


                                                            2002          2001
                                                          -------       -------
Amount outstanding at year-end                            $10,280       $10,509
Weighted average interest rate at year-end                    .98%         2.11%
Maximum month-end balance during
  the year                                                $12,511       $10,509
Average daily balance during the year                     $10,743       $ 8,016
Weighted average interest rate during
  the year                                                    .94%         2.77%

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Corporation has various term advances from the Federal Home Loan Bank ("FHLB") with fixed interest rates ranging from 2.71 percent to 6.85 percent at December 31, 2002, and 4.70 percent to 6.85 percent at December 31, 2001. Total borrowings under these advances are $43,070,000 and $30,570,000 at December 31, 2002 and 2001, respectively. Interest on these borrowings is payable monthly. At December 31, 2002 and 2001, in addition to FHLB stock, the Corporation pledged qualifying loans of approximately $46,469,000 and $38,069,000 and securities available-for-sale with a carrying value of approximately $17,364,000 and $7,241,000 to the FHLB to secure advances outstanding.

A majority of the advances outstanding at December 31, 2002 contains an option that would allow the FHLB, at its discretion or upon the occurrence of certain events related to the LIBOR interest rate, to convert the current fixed rate advances to adjustable rate advances at certain conversion dates as of December 31, 2002 through December 27, 2010. The converted adjustable rate advances would bear an interest rate equal to the three month LIBOR flat rate.

Upon notification by the FHLB to the Corporation that an option will be exercised to convert an advance, the Corporation has the election to prepay, on the conversion date or any subsequent quarterly reset date, the advance at par without a fee being assessed. The remaining advances are fixed rate, fixed term, single maturity advances.

Maturities of notes payable are as follows as of December 31, 2002 (000s omitted):



2003                                $   4,550
2004                                    2,780
2005                                    7,740
2006                                    3,000
2007                                    4,500
2008 and thereafter                    20,500
                                    ---------
                                    $  43,070
                                    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 8 - BENEFIT PLANS

Stock Option Plan

The Corporation has adopted a stock option plan. Under the terms of these plans, options for up to 425,000 shares of the Corporation's common stock may be granted to key management, employees, and directors of the Corporation and its subsidiary. The exercise price of the options is determined at the time of grant by an administrative committee appointed by the Board of Directors.

The fair value of options granted during 2002, 2001, and 2000 is estimated using the following weighted average information: risk-free interest rate of 4.0%, 4.4%, and 5.6%, expected life of 8 years for 2002 and 2001 and 10 years for 2000, expected volatility of stock price of .22, .29, and .18, and expected dividends of 0 percent per year. The Coporation has estimated the fair value of the options issued in 2002, 2001 and 2000 at $6.62, $5.40 and $6.01 per share, respectively, using the Black-Scholes option pricing model.


SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income per common share had the fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in 2002, 2001, and 2000. (000s omitted)


                                                   2002        2001         2000
                                                ---------   ---------    ---------
Net income, as reported                         $   1,683   $   1,275    $   1,022

Deduct: Total stock-based employee
      compensation expense determined under
      fair value based method for all awards,
      net of related tax effects                      222         (28)         104
                                                ---------   ---------    ---------

Proforma net income                             $   1,461   $   1,303    $     918
                                                =========   =========    =========

Reported income per common share
    Basic                                       $    1.00   $     .76    $     .61
    Diluted                                     $     .98   $     .75    $     .60

Proforma income per common share
    Basic                                       $     .87   $     .78    $     .55
    Diluted                                     $     .85   $     .77    $     .54

The proforma effect of not applying this standard is expected to increase as additional options are granted.

Stock options are issued for 10-year periods with varying vesting periods. The weighted average remaining contractual life of options outstanding at December 31, 2002 was approximately 7 years. Stock options exercisable at December 31, 2002, 2001, and 2000 totaled 185,847, 132,345, and 140,167, at a weighted average exercise price of $14.53, $14.18, and $13.61, respectively. As of December 31, 2002, 133,700 options remain available for future grants. The number of outstanding options is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 8 - BENEFIT PLANS (Continued)


                                                               Number of    Weighted
                                                             Outstanding     Average
                                                               Options    Exercise Price
                                                             -----------  --------------
Outstanding - January 1, 2000                                   173,185     $   14.38
    Granted                                                      24,932         12.96
                                                              ---------     ---------
Outstanding - December 31, 2000                                 198,117         14.20
    Granted                                                      40,688         12.23
    Forfeited                                                   (29,500)        13.03
    Exercised                                                    (3,000)        10.00
                                                              ---------     ---------
Outstanding -December 31, 2001                                  206,305         14.01
    Granted                                                      81,350         17.62
    Exercised                                                      (993)        11.27
                                                              ---------     ---------
Outstanding - December 31, 2002                                 286,662     $   15.04

Defined Contribution Pension Plan

The Corporation has a 401(k) plan covering substantially all employees. The plan provides for voluntary employee contributions and discretionary employer contributions. Employee contributions are vested at all times and the employer contributions are fully vested after three years. Annual expense related to the plan is based on a discretionary matching of 50% of employee contributions on the first 6 percent of the participants' compensation. The plan also allows for an additional discretionary contribution on the employee's behalf for any eligible employee irrespective of the employee's participation in the plan during the year. The discretionary matching percentage and the additional discretionary contribution are to be determined by the Board of Directors at the end of each year. The expense recorded related to this plan was approximately $60,000 for 2002, $53,000 for 2001, and $41,000 for 2000.

NOTE 9 - INCOME TAXES

The Corporation and its subsidiary file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the years ended December 31, 2002, 2001, and 2000 (000s omitted):


                                                          2002      2001        2000
                                                         -------   -------    -------
Federal
    Current                                              $   748   $   804    $   557
    Deferred                                                  80      (213)      (168)
                                                         -------   -------    -------
                                                             828       591        389
State
    Current                                                  131       177        131
    Deferred                                                  14       (50)       (46)
                                                         -------   -------    -------
                                                             145       127         85
Change in deferred tax valuation allowance                  --        --         (261)
                                                         -------   -------    -------

    Total income tax expense                             $   973   $   718    $   213
                                                         =======   =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 9 - INCOME TAXES (Continued)

Income tax expense for 2000 was reduced by $261,000 as a result of the reversal of the remaining amount of deferred tax valuation allowance established at December 31, 1999.

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to income before income taxes as a result of the following for the years ended December 31 (000s omitted):


                                                        2002     2001     2000
                                                        -----    -----    -----
Income tax expense at statutory rate                    $ 903    $ 678    $ 420
Tax effect of:
         State tax, net of federal income
           tax effect                                     127       84       56
         Change in deferred tax valuation allowance      --       --       (261)
         Tax exempt interest                              (85)     (61)     (12)
         Nondeductible interest expense                     2       10        2
         Other, net                                        26        7        8
                                                        -----    -----    -----

              Total income tax expense                  $ 973    $ 718    $ 213
                                                        =====    =====    =====

The significant components of the Corporation's deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows (000s omitted):


                                                               2002       2001
                                                             -------    -------
Deferred tax assets
    Allowance for bad debts                                  $ 1,157    $   868
    Depreciation                                                  15         31
    Deferred loan fees                                            63         38
    Other                                                       --         --
                                                             -------    -------
                                                               1,235        937
Deferred tax liabilities
    Accretion                                                     (4)        (4)
    Unrealized gain on
      securities available-for-sale                             (381)       (94)
    Other                                                       (417)       (25)
                                                             -------    -------
                                                                (802)      (123)
Valuation allowance                                             --         --
                                                             -------    -------

    Net deferred tax asset                                   $   433    $   814
                                                             =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 10 - OFF-BALANCE SHEET ACTIVITIES

CREDIT-RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing need of its customer. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2002, and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):


                                                                Contract Amount
                                                                ---------------
                                                                 2002      2001
                                                               -------   -------
Commitments to grant loans                                     $ 6,629   $ 4,847
Unfunded commitments under lines of credit                      25,581    45,401
Commercial and standby letters of credit                         2,165     1,280

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Commercial and standby letters-of-credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock and Federal Reserve Bank stock approximate fair value based on the redemption provisions of the Federal Home Loan Bank and Federal Reserve Bank.

LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FEDERAL HOME LOAN BANK ADVANCES - The fair values of the Corporation's Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

OFF-BALANCE-SHEET INSTRUMENTS - Fair values for off-balance-sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Fair values for off-balance sheet derivative financial instruments, for other than trading purposes, are based upon quoted market prices, except in the case of certain options and swaps where pricing models are used.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values, and related carrying or notional amounts, of the Corporation's financial instruments are as follows (000s omitted):


                                             2002                       2001
                                             ----                       ----
                                           Carrying  Estimated   Carrying  Estimated
                                            Amount   Fair Value   Amount   Fair Value
                                           --------  ----------  --------  ----------
Financial assets
     Cash and cash equivalents             $ 20,937   $ 20,937   $ 20,021   $ 20,021
     Securities available-for-sale           38,580     38,580     45,172     45,172
     FHLB stock                               2,154      2,154      1,629      1,629
     Loans receivable, net of allowance
       for loan losses                      189,094    189,182    144,688    144,423
     Accrued interest receivable              1,031      1,031      1,038      1,038

Financial liabilities
     Deposits                               177,674    178,399    153,308    153,308
     Accrued interest payable                   252        252        158        158
     Securities sold under agreements to
       repurchase                            10,280     10,280     10,509     10,509
     Federal Home Loan Bank advances         43,070     43,519     30,570     31,935

NOTE 12 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts, and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 12 - REGULATORY MATTERS (Continued)

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risked-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table (000,000s omitted).


                                                                                   Minimum Required
                                                                                       to be Well
                                                            Minimum Required       Capitalized Under
                                                               for Capital         Prompt Corrective
                                           Actual           Adequacy Purposes      Action Provisions
                                    --------------------   -------------------    -------------------
                                     Amount       Ratio     Amount       Ratio     Amount       Ratio
                                    --------      -----    --------      -----    --------      -----
2002
Total Capital to risk
  weighted assets
    Consolidated                    $   23.2       12.3%   $   15.1        8.0%        N/A        N/A
    Bank                                22.6       12.0        15.1        8.0    $   18.9       10.0%
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                    $   21.0       11.1%   $    7.6        4.0%        N/A        N/A
    Bank                                20.4       10.8         7.6        4.0    $   11.4        6.0%
Tier 1 (Core) Capital to
  average assets
    Consolidated                    $   21.0        8.4%   $   10.0        4.0%        N/A        N/A
Bank                                    20.4        8.2        10.0        4.0    $   12.5        5.0%


                                                                                   Minimum Required
                                                                                       to be Well
                                                            Minimum Required       Capitalized Under
                                                               for Capital         Prompt Corrective
                                           Actual           Adequacy Purposes      Action Provisions
                                    -------------------    -------------------    -------------------
                                     Amount       Ratio     Amount       Ratio     Amount       Ratio
                                    --------      -----    --------      -----    --------      -----
2001
Total Capital to risk
  weighted assets
   Consolidated                     $   21.8       13.9%   $   12.5        8.0%        N/A        N/A
    Bank                                20.1       12.9        12.5        8.0       $15.6       10.0%
Tier 1 (Core) Capital to risk
  weighted assets
    Consolidated                    $   19.9       12.7%   $    6.3        4.0%        N/A        N/A
    Bank                                18.2       11.6         6.3        4.0       $ 9.4        6.0%
Tier 1 (Core) Capital to
  average assets
    Consolidated                    $   19.9        9.6%   $    8.3        4.0%        N/A        N/A
    Bank                                18.2        8.8         8.3        4.0       $10.3        5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS

The following represents the condensed financial statements of St. Joseph Capital Corporation ("Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

The condensed balance sheet at December 31, 2002 and 2001 is as follows (000s omitted):


                                                              2002        2001
                                                            --------    --------
ASSETS
Cash and cash equivalents                                   $  1,047    $  1,637
Securities available for sale                                     41          43
Other assets                                                      52          20
Investment in subsidiary                                      21,000      18,315
                                                            --------    --------

     Total assets                                           $ 22,140    $ 20,015
                                                            ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Other                                                       $     (1)   $   --
Stockholders' equity                                          22,141      20,015
                                                            --------    --------

     Total liabilities and shareholders' equity             $ 22,140    $ 20,015
                                                            ========    ========


The condensed statement of operations for the years ended December 31, 2002, 2001, and 2000 is as follows (000s omitted):


                                                    2002       2001       2000
                                                  -------    -------    -------
Interest and dividend income                      $     1    $     4    $     2
Gain on sales of securities available-for-sale       --           14       --
Other expenses                                       (115)      (101)        (3)
                                                  -------    -------    -------

Loss - Before income taxes and equity
  in undistributed net income of  subsidiary         (114)       (83)        (1)

Income tax benefit                                     44         32        150
                                                  -------    -------    -------

Income (loss)- Before equity in undistributed
  net income of subsidiary                            (70)       (51)       149

Equity in undistributed net income
  of subsidiary                                     1,753      1,326        873
                                                  -------    -------    -------

Net income                                        $ 1,683    $ 1,275    $ 1,022
                                                  =======    =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001, AND 2000

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS (Continued)

The condensed statement of cash flows for the years ended December 31, 2002, 2001, and 2000 is as follows (000s omitted):


                                                       2002       2001       2000
                                                     -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                      $ 1,683    $ 1,275    $ 1,022
     Adjustments to reconcile net income
       to net cash from operating activities
         Equity in undistributed net income
           of subsidiary                              (1,753)    (1,326)      (873)
         Gain on sales of securities available
           for sale                                     --          (14)      --
         Change in other assets                          (32)       (12)      --
         Change in other liabilities                       1         (7)      (112)
                                                     -------    -------    -------

         Net cash (used in) provided by
          operating activities                          (101)       (84)        37

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in subsidiary                           (500)      --         --
     Purchase of securities available-for-sale          --          (10)       (37)
     Proceeds from sales of securities
       available-for-sale                               --           94       --
                                                     -------    -------    -------

         Net cash (used in) provided by investing
          activities                                    (500)        84        (37)

CASH FLOWS FROM FINANCING ACTIVITIES
     Purchase of treasury stock                         --         (222)      --
     Proceeds from sales of treasury stock              --          222       --
     Proceeds from issuance of common stock, net          11         29       --
                                                     -------    -------    -------

         Net cash provided by financing activities        11         29       --
                                                     -------    -------    -------

NET (DECREASE) INCREASE IN CASH AND
     CASH EQUIVALENTS                                   (590)        29       --

CASH AND CASH EQUIVALENTS - Beginning of year          1,637      1,608      1,608
                                                     -------    -------    -------

CASH AND CASH EQUIVALENTS - End of year              $ 1,047    $ 1,637    $ 1,608
                                                     =======    =======    =======


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